  EXHIBIT 4.5

SHARE CERTIFICATE
Number [ ]		Shares [ ]
LEADING PARTNERS LIMITED

THIS SHARE CERTIFICATE CERTIFIES THAT as of [Date], [Shareholder Name] of [Shareholder Address] is the registered holder of [Number of shares] fully paid [Class of shares] of a par value of [par value] per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on the [ ] day of [ ], 20[ ].

By

Director